SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

KITE PHARMA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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KITE PHARMA, INC.

2225 Colorado Avenue

Santa Monica, California 90404

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 8, 2015

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Kite Pharma, Inc., a Delaware corporation (the “Company”). The meeting will be held on Monday, June 8, 2015 at 8:00 a.m. local time at the offices of Two River Consulting, LLC, located at 689 Fifth Avenue, 12th Floor, New York, New York 10022, for the following purposes:

1.	To elect the Board’s nominees, Dr. Arie Belldegrun, Mr. David Bonderman and Mr. Jonathan M. Peacock, to the Board of Directors to hold office until the 2018 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2015.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this notice.

The record date for the Annual Meeting is April 15, 2015. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on Monday, June 8, 2015 at 8:00 a.m. local time at the offices of Two River Consulting, LLC, located at 689 Fifth Avenue, 12th Floor, New York, New York 10022.

The proxy statement and annual report to stockholders

are available at www.kitepharma.com.

By Order of the Board of Directors

Arie Belldegrun
President, Chief Executive Officer,
and Chairman of the Board of Directors

Santa Monica, California

April 27, 2015

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

KITE PHARMA, INC.

2225 Colorado Avenue

Santa Monica, California 90404

PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 8, 2015

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because the Board of Directors (sometimes referred to as the “Board”) of Kite Pharma, Inc. (sometimes referred to as the “Company” or “Kite”) is soliciting your proxy to vote at the 2015 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the internet.

We intend to mail these proxy materials on or about April 28, 2015 to all stockholders of record entitled to vote at the Annual Meeting.

How do I attend the Annual Meeting?

The meeting will be held on Monday, June 8, 2015 at 8:00 a.m. local time at the offices of Two River Consulting, LLC, located at 689 Fifth Avenue, 12th Floor, New York, New York 10022. Directions to the annual meeting may be found at www.kitepharma.com. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 15, 2015 will be entitled to vote at the Annual Meeting. On this record date, there were 44,773,005 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 15, 2015 your shares were registered directly in your name with Kite’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 15, 2015 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

1.

What am I voting on?

There are two matters scheduled for a vote:

•	Proposal 1: Election of the three Class I directors named herein to hold office until the 2018 Annual Meeting of Stockholders; and

•	Proposal 2: Ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2015.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting or, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy through the internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-800-PROXIES (1-800-776-9437) if calling from the United States or 1-718-921-8500 if calling from a foreign country using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your telephone vote must be received by 11:59 p.m., Eastern Time on June 7, 2015 to be counted.

•	To vote through the internet, go to http://www.voteproxy.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your internet vote must be received by 11:59 p.m., Eastern Time on June 7, 2015 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from Kite. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

2.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 15, 2015.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the annual meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether NASDAQ deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NASDAQ Stock Market Listing Rules, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of Stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal 1 without your instructions, but may vote your shares on Proposal 2.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all three nominees for director, and “For” the ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2015. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

Kite will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

3.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to Kite’s Secretary at 2225 Colorado Avenue, Santa Monica, California 90404.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in the Company’s proxy materials for next year’s annual meeting, your proposal must be submitted in writing by December 30, 2015, to Kite Pharma, Inc., 2225 Colorado Avenue, Santa Monica, California 90404, Attn: Secretary. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in the Company’s proxy materials for next year’s annual meeting, you must do so between February 9, 2016 and March 10, 2016. You are also advised to review the Company’s Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, for the proposal to ratify the Audit Committee’s selection of Ernst & Young LLP as our independent public accounting firm. Abstentions will be counted towards the vote total for each of Proposals 2, and will have the same effect as “Against” votes. Broker non-votes will be counted towards the presence of a quorum but will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

When a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by NASDAQ to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

•	For the election of directors, the three nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome.

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•	To be approved, Proposal 2, the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2015, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes, if any, will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 44,773,005 shares outstanding and entitled to vote. Thus, the holders of 22,386,503 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

The proxy statement, Form 10-K and annual report to stockholders are available at www.kitepharma.com.

5.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has eight members. There are three directors in the class whose term of office expires in 2015: Arie Belldegrun, David Bonderman and Jonathan M. Peacock. Dr. Belldegrun and Messrs. Bonderman and Peacock have been nominated for reelection at the Annual Meeting. Proxies may not be voted for a greater number of persons than the number of nominees named in this proxy statement. Dr. Belldegrun and Messrs. Bonderman and Peacock, each current directors of the Company, have been recommended for nomination to the Board at the Annual Meeting by the Nominating and Corporate Governance Committee. If elected at the Annual Meeting, each of these nominees would serve until the 2018 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to invite directors and nominees for director to attend the Annual Meeting of Stockholders. We did not hold an Annual Meeting of Stockholders in 2014.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected.

NOMINEES

The Nominating and Corporate Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board.

The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Nominating and Corporate Governance Committee to believe that that nominee should continue to serve on the Board.

Nominees for Election for a Three-year Term Expiring at the 2018 Annual Meeting of Stockholders

Arie Belldegrun, M.D., FACS., 65, is our founder and Executive-Chairman of the Board. In March 2014, he was also appointed to serve as our President and Chief Executive Officer, an interim position he held since December 2013. Dr. Belldegrun currently serves as Chairman of Arno Therapeutics, Inc., a biopharmaceutical company, a position he has held since March 2008, as Chairman of TheraCoat Ltd., a pharmaceutical company, a position he has held since December 2012, as Chairman and Partner of Two River Consulting, LLC, a consulting firm, since June 2009, and as a Director of Teva Pharmaceutical Industries Ltd., a pharmaceutical company, a position he has held since March 2013. He also served as a Director of Nile Therapeutics, Inc., a biotechnology company, from September 2009 to November 2013 and as a Director of SonaCare Medical, LLC, a healthcare company, from October 2009 to October 2014. In 1996, he founded Agensys, Inc., a biotechnology company, and served as its founding Chairman from 1996 to 2001, and continued to serve on the board until 2007 when it was acquired by Astellas Pharma Inc. Dr. Belldegrun was also the Founding Vice-Chairman of the board of directors and Chairman

6.

of the scientific advisory board of Cougar Biotechnology, Inc., a biotechnology company, from 2003 to 2009 when it was acquired by Johnson & Johnson. He is certified by the American Board of Urology, and is a Fellow of the American College of Surgeons and the American Association of Genitourinary Surgeons. Dr. Belldegrun is Professor of Urology, holds the Roy and Carol Doumani Chair in Urologic Oncology, and Director of the Institute of Urologic Oncology at the David Geffen School of Medicine at the University of California, Los Angeles, or UCLA. Prior to joining UCLA in October of 1988, he was a Research Fellow at the NCI/NIH in surgical oncology and immunotherapy from July 1985 to August 1988 under Dr. Steven A. Rosenberg. Dr. Belldegrun completed his M.D. at the Hebrew University Hadassah Medical School in Jerusalem, his post graduate studies in Immunology at the Weizmann Institute of Science and his residency in Urologic Surgery at Harvard Medical School.

The Board believes that Dr. Belldegrun’s expertise and experience as our President and Chief Executive Officer, his perspective and experience as our founder, his depth and expertise in life sciences and venture capital industries, his experience in research and his educational background provide him with the qualifications and skills to serve on the Board.

David Bonderman, 72, has served as a member of the Board since February 2011 and as lead independent director of the Board since June 2014. Mr. Bonderman is a founding partner of TPG, one of the world’s largest private equity investment firms, which was established in 1992. Through its global buyout platform, TPG generally makes significant investments in operating companies through acquisitions and restructurings across a broad range of industries throughout the United States, Europe and Asia. Mr. Bonderman currently serves on the boards of directors of the following public companies: CoStar Group, Inc.; Caesars Entertainment Corporation; Energy Future Holdings Corporation; and RyanAir Holdings, plc, of which he is Chairman. Mr. Bonderman previously served on the boards of directors of the following public companies: General Motors Company; Armstrong World Industries, Inc.; Burger King Holdings, Inc.; Ducati Motor Holdings S.p.A.; Gemalto N.V.; Gemplus International S.A. (predecessor to Gemalto); IASIS Healthcare, LLC; Univision Communications, Inc.; and Washington Mutual, Inc. Mr. Bonderman also serves on the board of directors of XOJET, Inc. Prior to forming TPG in 1992, Mr. Bonderman was Chief Operating Officer of the Robert M. Bass Group, Inc. (now doing business as Keystone Group, L.P.) in Fort Worth, Texas. Prior to joining RMBG in 1983, Mr. Bonderman was a partner in the law firm of Arnold & Porter in Washington, D.C., where he specialized in corporate, securities, bankruptcy and antitrust litigation. From 1969 to 1970, Mr. Bonderman was a Fellow in Foreign and Comparative Law in conjunction with Harvard University, and from 1968 to 1969, he was Special Assistant to the U.S. Attorney General in the Civil Rights Division. From 1967 to 1968, Mr. Bonderman was Assistant Professor at Tulane University School of Law in New Orleans. Mr. Bonderman graduated magna cum laude from Harvard Law School in 1966. He was a member of the Harvard Law Review and a Sheldon Fellow. He is a 1963 graduate of the University of Washington in Seattle.

The Board believes that Mr. Bonderman’s expertise and experience as a director of other public companies and his professional and educational background provide him with the qualifications and skills to serve on the Board.

Jonathan M. Peacock, 57, has served as a member of the Board since March 2014. He has been the Chairman of the Board of Directors and Chief Executive Officer of Bellerophon Therapeutics, LLC since July 2014. He served as the Chief Financial Officer of Amgen Inc., a publicly-traded biotechnology company, from September 2010 to January 2014. Before that, Mr. Peacock was at the pharmaceutical and biotechnology division of Novartis Pharmaceutical AG, where he served as Chief Financial and Administration Officer since November 2005. From 1998 to 2005, he was a partner at McKinsey and Company, a consulting firm. Mr. Peacock was also a partner at Price Waterhouse, an accounting firm (which merged with Coopers & Lybrand to form PricewaterhouseCoopers), from 1993 to 1998. Mr. Peacock has a M.A. degree in Economics from the University of St. Andrews in Scotland and is a Chartered Accountant.

The Board believes that Mr. Peacock’s expertise and experience in the finance industry, his experience as an officer of other public companies and his educational background provide him with the qualifications and skills to serve on the Board.

7.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” EACH NAMED NOMINEE.

Directors Continuing in Office Until the 2016 Annual Meeting of Stockholders

Farah Champsi, 53, has served as a member of the Board since May 2013. She has served as a Managing Director at Alta Partners, a venture capital firm, since 2000. Ms. Champsi currently serves on the boards of directors of Allakos Inc. (since December 2012), a biotechnology company. From January 2008 to December 2014, Ms. Champsi served on the board of directors of Trevena, Inc., a public biopharmaceutical company. From July 2010 to June 2014, Ms. Champsi served on the board of directors of Chimerix, Inc., a public biopharmaceutical company. From October 2005 to May 2013, Ms. Champsi served on the board of directors of Portola Pharmaceuticals, Inc. From 1987 to 1999, Ms. Champsi held various positions at Robertson Stephens & Company, LLC, an investment banking firm, including General Partner from 1992 to 1999 and head of the global life sciences investment banking group from 1995 to 1999. Ms. Champsi holds an M.B.A. degree from the Stanford University Graduate School of Business and a B.A. in Economics from Smith College.

The Board believes Ms. Champsi’s expertise and experience in the life sciences and venture capital industries, her experience as a director of other companies in our industry and her educational background provide her with the qualifications and skills to serve on the Board.

Roy Doumani, 79, has served as a member of the Board since May 2011. Mr. Doumani is Executive Director of the Business of Science Center (since September 2010) and a professor at the David Geffen School of Medicine at UCLA (since September 2004). Since 2005, he has served as Co-Chairman of the Zhejiang California NanoSystems Institute in the People’s Republic of China (PRC). Mr. Doumani currently serves on the board of directors of Xiamen International Bank, the first joint venture bank in the PRC (since January 1993), where he served as Vice Chairman from January 1993 to December 2013. Mr. Doumani also serves on the Pacific Pension Institute’s advisory board (since February 1998) and was a member of RAND’s Center for Asia Pacific Policy’s advisory board (from January 1999 to December 2013). In 1996, Mr. Doumani co-founded Agensys, Inc., a biotechnology company. Mr. Doumani established endowed chairs at UCLA, in the Departments of Medical and Molecular Pharmacology and Urological Oncology. He is also a Trustee at the Norton Simon Museum. Mr. Doumani graduated from UCLA with a degree in Business and Finance and received a law degree from the University of Southern California.

The Board believes Mr. Doumani’s expertise and experience in the finance industry, his experience as a director of other companies and his educational background provide him with the qualifications and skills to serve on the Board.

Ran Nussbaum, 41, has served as a member of the Board since May 2013. He has served as co-founder and managing partner of the Pontifax Group, a venture capital firm, since December 2004. Prior to that, Mr. Nussbaum was the Chief Executive Officer of Biomedix, Ltd., a biotechnology company, from January 2006 to February 2008 and of Spearhead Ltd., from January 2009 to November 2010. In addition, from January 2007 to June 2010, Mr. Nussbaum served as Chairman of Nasvax Ltd., a pharmaceutical company. Mr. Nussbaum serves on the boards of c-Cam Biotherapeutics Ltd. (since April 2012), Eloxx Pharmaceuticals, Ltd. (since September 2013), Bioblast Pharma Ltd. (since July 2013), TheraCoat Ltd. (since April 2013), Quiet Therapeutics Ltd. (since September 2010), Ocon Medical Ltd. (since May 2013) and Nutrinia Ltd.

The Board believes Mr. Nussbaum’s expertise and experience in the life sciences and venture capital industries and his experience as a director of other public companies provide him with the qualifications and skills to serve on the Board.

8.

Directors Continuing in Office Until the 2017 Annual Meeting of Stockholders

Joshua A. Kazam, 38, is one of our founders and has served as a member of the Board since our inception in June 2009 and served as our President through September 2010. In June 2009, Mr. Kazam co-founded Two River Consulting, LLC, a consulting firm. Since October 2005, he has also served as an officer and director and is the co-owner of Riverbank Capital Securities, Inc., a FINRA member broker dealer. From 2002 to 2004, Mr. Kazam served as the Director of Investment Management for the Orion Biomedical Fund, a private equity fund focused on biotechnology investments. Since 2005, Mr. Kazam has served on the board of directors of Capricor Thearapeutics, Inc. Mr. Kazam served on the board of directors of Velcera, Inc. from 2003 until it was acquired by Perrigo Company plc in 2013. Mr. Kazam received his degree in Entrepreneurial Management from the Wharton School of the University of Pennsylvania.

The Board believes Mr. Kazam’s expertise and experience in the life sciences and venture capital industries and his educational background provide him with the qualifications and skills to serve on the Board.

Steven B. Ruchefsky, 53, has served as a member of the Board since February 2011. He has been the President of Commercial Street Capital LLC, a private investment company, since January 2010. Since September 2001, Mr. Ruchefsky has been working as a private investment manager for S. Donald Sussman, the founder and Chief Executive Officer of a multi-billion dollar hedge fund. Mr. Ruchefsky currently sits on the boards of directors of several public and private companies, including Arno Therapeutics Inc., a biotechnology company (since September 2010). Mr. Ruchefsky was previously a partner at Morrison Cohen, New York City. Mr. Ruchefsky is a graduate of The George Washington University Law School.

The Board believes Mr. Ruchefsky’s expertise and experience in the life sciences and venture capital industries, his experience as a director of a public companies and his educational background provide him with the qualifications and skills to serve on the Board.

9.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that all of our directors, except Dr. Belldegrun and Mr. Kazam, are independent directors within the meaning of the applicable NASDAQ listing standards. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with the Company.

BOARD LEADERSHIP STRUCTURE

The Board is currently chaired by the President and Chief Executive Officer of the Company, Dr. Belldegrun. The Board has also appointed Mr. Bonderman as lead independent director.

The Company believes that combining the positions of Chief Executive Officer and Board Chair helps to ensure that the Board and management act with a common purpose. In the Company’s view, separating the positions of Chief Executive Officer and Board Chair has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken the Company’s ability to develop and implement strategy. Instead, the Company believes that combining the positions of Chief Executive Officer and Board Chair provides a single, clear chain of command to execute the Company’s strategic initiatives and business plans. In addition, the Company believes that a combined Chief Executive Officer and Board Chair is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information. The Company also believes that it is advantageous to have a Board Chair with an extensive history with and knowledge of the Company (as is the case with the Company’s Chief Executive Officer) as compared to a relatively less informed independent Board Chair.

The Board appointed Mr. Bonderman as the lead independent director to help reinforce the independence of the Board as a whole. The position of lead independent director has been structured to serve as an effective balance to a combined Chief Executive Officer and Board Chair: the lead independent director is empowered to, with the Board Chair, establish the agenda for regular Board meetings and serve as chairman of Board meetings in the absence of the Board Chair; establish the agenda for meetings of the independent directors; coordinate with the committee chairs regarding meeting agendas and informational requirements; preside over meetings of the independent directors; preside over any portions of meetings of the Board at which the evaluation or compensation of the Chief Executive Officer is presented or discussed; preside over any portions of meetings of the Board at which the performance of the Board is presented or discussed; and perform such other duties as may be established or delegated by the Board Chair. In addition, it is the responsibility of the lead independent director to coordinate between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues. As a result, the Company believes that the lead independent director can help ensure the effective independent functioning of the Board in its oversight responsibilities. In addition, the Company believes that the lead independent director is better positioned to build a consensus among directors and to serve as a conduit between the other independent directors and the Board Chair, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors. In light of the Chief Executive Officer’s extensive history with and knowledge of the Company, and because the Board’s lead independent director is empowered to play a significant role in the Board’s leadership and in reinforcing the independence of the Board, the Company believes that it is advantageous for the Company to combine the positions of Chief Executive Officer and Board Chair.

10.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the key functions of our Board of Directors is informed oversight of our risk management process. The Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various standing committees of our Board of Directors that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met twelve times and acted by unanimous written consent twice during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which they served, in each case that were held during the portion of the last fiscal year for which they were directors or committee members.

As required under applicable NASDAQ listing standards, the Company’s independent directors will meet at least twice in regularly scheduled executive sessions at which only independent directors are present prior to the first anniversary of the Company’s initial public offering and in subsequent fiscal years.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2014 for each of these Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance

Mr. David Bonderman		X*
Ms. Farah Champsi		X	X
Mr. Roy Doumani	X		X
Mr. Ran Nussbaum			X*
Mr. Steven B. Ruchefsky	X	X
Mr. Jonathan M. Peacock	X*
Total meetings in fiscal 2014	5	3	—

*	Committee Chairperson

Below is a description of each committee of the Board.

Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

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Audit Committee

Our Audit Committee consists of Mr. Peacock, Mr. Ruchefsky and Mr. Doumani. Our Board has determined that each of the members of our Audit Committee satisfies the NASDAQ and SEC independence requirements. Each member of our Audit Committee can read and understand fundamental financial statements in accordance with NASDAQ audit committee requirements. In arriving at this determination, the Board has examined each Audit Committee member’s scope of experience and the nature of their prior and/or current employment.

Mr. Peacock serves as the chair of our Audit Committee. Our Board has determined that Mr. Peacock qualifies as an Audit Committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NASDAQ Listing Rules. In making this determination, our Board has considered Mr. Peacock’s formal education and previous and current experience in financial roles. Both our independent registered public accounting firm and management periodically meet privately with our Audit Committee.

The functions of this committee include, among other things:

•	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

•	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•	monitoring the rotation of partners of our independent auditors on our engagement team as required by law;

•	prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;

•	reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

•	reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matters;

•	preparing the report that the SEC requires in our annual proxy statement;

•	reviewing and providing oversight of any related-person transactions in accordance with our related person transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of business conduct and ethics;

•	reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented;

•	reviewing on a periodic basis our investment policy; and

•	reviewing and evaluating on an annual basis the performance of the Audit Committee and the Audit Committee charter.

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We believe that the composition and functioning of our Audit Committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and all applicable SEC and NASDAQ rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

The Audit Committee met five times during 2014. The Audit Committee has adopted a written charter that is available to stockholders on the Company’s website at www.kitepharma.com. The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report for fiscal 2014.

The Board reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards).

Report of the Audit Committee of the Board of Directors*

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2014 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Mr. Jonathan M. Peacock

Mr. Steven B. Ruchefsky

Mr. Roy Doumani

*	The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission (the “SEC”) and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

Our Compensation Committee consists of Mr. Bonderman, Mr. Ruchefsky and Ms. Champsi. Mr. Bonderman serves as the chair of our Compensation Committee. Our Board has determined that each of the members of our Compensation Committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, and satisfies the NASDAQ Stock Market independence requirements. The functions of our Compensation Committee include, among other things:

•	reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full Board of Directors regarding) our overall compensation strategy and policies;

•	making recommendations to the full Board of Directors regarding the compensation and other terms of employment of our executive officers;

•	reviewing and making recommendations to the full Board of Directors regarding performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

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•	reviewing and approving (or if it deems it appropriate, making recommendations to the full Board of Directors regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;

•	evaluating risks associated with our compensation policies and practices and assessing whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us;

•	reviewing and making recommendations to the full Board of Directors regarding the type and amount of compensation to be paid or awarded to our non-employee board members;

•	establishing policies with respect to votes by our stockholders to approve executive compensation to the extent required by Section 14A of the Exchange Act and, if applicable, determining our recommendations regarding the frequency of advisory votes on executive compensation;

•	reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

•	administering our equity incentive plans;

•	establishing policies with respect to equity compensation arrangements;

•	reviewing the competitiveness of our executive compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;

•	reviewing and making recommendations to the full Board of Directors regarding the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

•	reviewing with management and approving our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

•	preparing the report that the SEC requires in our annual proxy statement; and

•	reviewing and evaluating on an annual basis the performance of the Compensation Committee and the Compensation Committee charter.

We believe that the composition and functioning of our Compensation Committee complies with all applicable requirements of the Sarbanes-Oxley Act, and all applicable SEC and NASDAQ rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

The Compensation Committee met three times during 2014. The Compensation Committee has adopted a written charter that is available to stockholders on the Company’s website at www.kitepharma.com. The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report for fiscal 2014.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least twice annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer, the Chief Financial Officer and Chief Operating Officer, the General Counsel and Secretary and Compensia, Inc., the Company’s compensation consultants (“Compensia”). The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate

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in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NASDAQ, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and NASDAQ described above, the Compensation Committee engaged Compensia as its compensation consultants. The Compensation Committee requested that Compensia:

•	evaluate the efficacy of the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and

•	assist in refining the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy.

As part of its engagement, Compensia was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. At the request of the Compensation Committee, Compensia also conducted individual interviews with members of the Compensation Committee and management to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes. Compensia was also requested to analyze the Company’s non-employee director compensation policy. Compensia ultimately developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue with Compensia, the Compensation Committee recommended that the Board of Directors approve the recommendations of Compensia.

The aggregate fees incurred for consulting services provided by Compensia to the Compensation Committee during the last fiscal year with regard to determining or recommending the amount or form of executive and director compensation was $46,293.

It is expected that the Compensation Committee will consider most of the significant adjustments to annual compensation, target bonuses and equity awards and establish new performance objectives at one or more meetings held during the fourth quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at periodic meetings throughout the year as needed. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total

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compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Mr. Nussbaum, Ms. Champsi, and Mr. Doumani. The Board has determined that each of the members of this committee satisfies the NASDAQ Stock Market independence requirements. Mr. Nussbaum serves as the chair of our Nominating and Corporate Governance Committee. The functions of this committee include, among other things:

•	identifying, reviewing and evaluating candidates to serve on the Board;

•	determining the minimum qualifications for service on the Board;

•	evaluating director performance on the Board and applicable committees of the Board and determining whether continued service on the Board is appropriate;

•	evaluating, nominating and recommending individuals for membership on the Board;

•	evaluating nominations by stockholders of candidates for election to the Board;

•	considering and assessing the independence of members of the Board;

•	developing a set of corporate governance policies and principles and recommending to the Board any changes to such policies and principles;

•	considering questions of possible conflicts of interest of directors as such questions arise; and

•	reviewing and evaluating on an annual basis the performance of the Nominating and Corporate Governance Committee and the Nominating and Corporate Governance Committee charter.

We believe that the composition and functioning of our Nominating and Corporate Governance Committee complies with all applicable requirements of the Sarbanes-Oxley Act, and all applicable SEC and NASDAQ rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Nominating and Corporate Governance Committee did not meet during fiscal 2014. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website at www.kitepharma.com. The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report for fiscal 2014.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

16.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee would then use its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee considers the candidates’ qualifications and then selects a nominee for recommendation to the Board.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: c/o Kite Pharma, Inc., 2225 Colorado Avenue, Santa Monica, California 90404, Attn: Secretary, no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. Submissions must include (1) the name, age, business address and residence address of such nominee; (2) the principal occupation or employment of such nominee; (3) the class and number of shares of each class of capital stock of the Company which are owned of record and beneficially by such nominee; (4) the date or dates on which such shares were acquired and the investment intent of such acquisition; (5) with respect to each nominee for election or re-election to the Board of Directors, include a completed and signed questionnaire, representation and agreement required by Section 5(e) of the Company’s Bylaws; and (6) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named as a nominee and to serving as a director if elected); and the information required by Section 5(b)(iv) of the Company’s Bylaws. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Secretary of Kite at 2225 Colorado Avenue, Santa Monica, California 90404.

These communications will be reviewed by the Secretary of the Company designated by the Board who will determine whether the communication is appropriate for presentation to the Board or the relevant director. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications).

CODE OF ETHICS

The Company has adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on the Company’s website at www.kitepharma.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

17.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young has audited the Company’s financial statements since October 7, 2014. Representatives of Ernst & Young are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the Stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting will be required to ratify the selection of Ernst & Young.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2014 and December 31, 2013 by Ernst & Young and Crowe Horwath LLP (“Crowe”), respectively. All fees described below were pre-approved by the Audit Committee.

	Fiscal Year Ended
	2014		2013
	(in thousands)
Audit Fees	$1,044	(1)	$83	(2)
Audit-related Fees	—		—
Tax Fees(3)	4		14
All Other Fees	—		—

Total Fees	$1,048		$97

(1)	Crowe audit fees in 2014 were $503 thousand and consisted of fees billed for professional services for the quarterly review of the first and second quarters of 2014 interim financial statements and review of certain portions of our registration statement for our initial public offering and our follow-on public offering, and related services that are normally provided in connection with statutory and regulatory filings or engagements. Ernst & Young audit fees in 2014 were $541 thousand and consisted of fees billed for professional services for the audit of the year ended December 31, 2014, the quarterly review of the third quarter of 2014 interim financial statements and review of certain portions of our registration statement for our follow-on public offering, and related services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)	Crowe audit fees in 2013 consisted of fees billed for professional services for the audit of the year ended December 31, 2013 and the quarterly review of the first and second quarters of 2013 interim financial statements. Ernst & Young did not provide any services to the Company in 2013.
(3)	Tax fees were billed by Crowe and included services for the preparation and filing of Company tax returns and related general tax advice.

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In connection with the audit of the 2014 financial statements, the Company entered into an engagement agreement with Ernst & Young that sets forth the terms by which Ernst & Young will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures.

PRE-APPROVAL PROCEDURES

Management requests the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Ernst & Young. The Audit Committee generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision is reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young is compatible with maintaining the principal accountant’s independence.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On October 7, 2014, the Company notified Crowe, the Company’s former accounting firm, that they had been dismissed as the Company’s independent registered public accounting firm and the Company engaged Ernst & Young as the Company’s new independent registered public accounting firm. The Audit Committee approved the change in independent accountants.

The audit reports of Crowe on the Company’s financial statements as of and for the fiscal years ended December 31, 2013 and 2012 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the two fiscal years ended December 31, 2013 and 2012 and through October 7, 2014, there were no (a) disagreements between the Company and Crowe on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to Crowe’s satisfaction, would have caused them to make reference thereto in connection with its opinion on the financial statements for such years or (b) “reportable events,” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Company requested that Crowe furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of such letter, dated October 14, 2014, is filed as Exhibit 16.1 to the Current Report on Form 8-K filed on October 14, 2014.

During the Company’s two most recent fiscal years and the subsequent interim period prior to the engagement of Ernst & Young, the Company did not consult with Ernst & Young regarding (a) the application of accounting principles to a specified transaction, either completed or proposed; (b) the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company or oral advice was provided that Ernst & Young concluded was an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue; or (c) any matter that was the subject of a disagreement or reportable event as defined in Items 304(a)(1)(iv) and (v), respectively, of Regulation S-K with Crowe.

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THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL 2.

EXECUTIVE OFFICERS

In addition to Dr. Belldegrun, described above under “Proposal 1 – Election of Directors – Nominees for Election for a Three-year Term Expiring at the 2018 Annual Meeting,” the following sets forth the name and age of each of our executive officers as of April 15, 2015 and the current positions held by each of them:

Cynthia M. Butitta, 60, has served as our Chief Financial Officer since January 2014 and as our Chief Financial Officer and Chief Operating Officer since March 2014. Prior to joining us, from May 2011 to December 2012, she was Senior Vice President and Chief Financial Officer at NextWave Pharmaceuticals, Inc., a specialty pharmaceutical company. Prior to that, Ms. Butitta served as Chief Operating Officer of Telik, Inc., a biopharmaceutical company, from March 2001 to December 2010 and as its Chief Financial Officer from August 1998 to December 2010. Ms. Butitta also served as Principal Accounting Officer of Telik, Inc. until December 2010. From September 1997 to February 2001, she also provided financial consulting services as a partner in Altair Capital Associates LLC, which she co-founded in November 1998, and Butitta Consulting Services LLC, which she founded in September 1997. From December 1995 to September 1997, Ms. Butitta served as Vice President of Finance and Administration and Chief Financial Officer of Connetics, Inc., a biotechnology company. From June 1994 to December 1995, Ms. Butitta was the Vice President of Finance and Administration and Chief Financial Officer of Insite Vision, Inc., a biotechnology company. She served as a Director of Catalyst Semiconductor Inc., a semiconductor products company, from June 2000 to February 2003. Ms. Butitta received her B.S. degree with honors in Business and Accounting from Edgewood College in Madison, Wisconsin, and an M.B.A. degree in Finance from the University of Wisconsin, Madison.

David Chang, M.D., Ph.D., 55, has served as our Chief Medical Officer and Executive Vice President, Research and Development since June 2014. Prior to joining us, Dr. Chang held senior positions at Amgen Inc., a biopharmaceutical company, including Vice President, Global Development from July 2006 to May 2014, Senior Director, Oncology-Therapeutics from July 2005 to June 2006 and Director, Medical Sciences from December 2002 to June 2005. Prior to that, he was an Associate Professor at the University of California, Los Angeles School of Medicine. Dr. Chang obtained his medical degree and doctorate in Biophysics from Stanford University.

Margo R. Roberts, Ph.D., 59, has served as our Chief Scientific Officer since March 2014, and served as our Vice President, Research, from August 2013 to March 2014. Prior to joining us, Dr. Roberts was a scientific biotechnology consultant from January 2012 to August 2013. Dr. Roberts was an Associate Professor at the University of Virginia from January 1999 to December 2011, where her primary research focused on immunity and inflammation. From 1990 to 1998, Dr. Roberts worked at Cell Genesys, Inc., a biotechnology company, where she held the positions of Principal Scientist and Director of Immune and Cell Therapy. Dr. Roberts received a B.Sc. with honors and a Ph.D. from the University of Leeds in England and was a postdoctoral Fellow at Yale University and at the Laboratoire de Génétique Moléculaire des Eucaryotes of the Le Centre National de la Recherche Scientifique in Strasbourg, France.

Helen S. Kim, 52, has served as our Executive Vice President, Business Development since November 2014. Prior to joining us, she served as the Chief Business Officer of NGM Biopharmaceuticals, Inc. from August 2009 to January 2012. Prior to joining NGM, Ms. Kim was the Chief Executive Officer of TRF Pharma, Inc. from December 2008 to June 2009. Before that, Ms. Kim served as the President and Chief Executive Officer of Kosan Biosciences, Inc. from December 2008 to July 2008. From August 2003 to December 2007, Ms. Kim served as the Chief Program Officer of the Gordon and Betty Moore Foundation and, from 2002 to 2003, as the Chief Business Officer at Affymax, Inc. Prior to Affymax, Ms. Kim was Senior Vice President of Corporate Development of Onyx Pharmaceuticals, Inc. from 1999 to 2002. From 1998 to 1999, she was the Vice President of Marketing and Project Management at Protein Design Labs, Inc. (now PDL BioPharma, Inc.). Prior to that, Ms. Kim served as Vice President of Global Strategic Marketing and Business Development for Chiron Vaccines

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and Therapeutics Unit of Chiron Corporation (now a division of Novartis Vaccines and Diagnostics, Inc.), from 1989 to 1998. Ms. Kim currently serves on the board of Sunesis Pharmaceuticals, Inc., a publicly traded biotechnology company, AuraSense Therapeutics, a private therapeutic company, and Forsight VISION4, Inc., a private eye care company. Ms. Kim received a B.S. in Chemical Engineering from Northwestern University and a M.B.A. from the University of Chicago.

Marc Better, Ph.D., 59, has served as our Vice President, Product Sciences since January 2013. Prior to joining us, from March 2011 to August 2012, Dr. Better was Executive Director, Process Science at Boehringer Ingelheim Pharmaceuticals, Inc., a pharmaceutical company. Before joining Boehringer Ingelheim, Dr. Better was Executive Director, Process Development at Amgen Inc., a biopharmaceutical company, from April 2006 to March 2011. From May 2005 to April 2006, Dr. Better was at Abgenix Inc., a biotechnology company, where he served as Vice President, Process Sciences. Before that, Dr. Better was Vice President, Technical Development at XOMA Ltd., a biotechnology company, from September 2000 to May 2005. Dr. Better received a Ph.D. in Biochemistry from Brandeis University and holds a B.S. in Microbiology from Michigan State University.

Rizwana F. Sproule, Ph.D., 52, has served as our Vice President, Regulatory Affairs since January 2014. Prior to joining us, Dr. Sproule held senior positions at Amgen Inc., a biopharmaceutical company, including Executive Director, Therapeutic Area Head for Oncology Global Regulatory Affairs from September 2011 to January 2014 and Director, Global Regulatory Leader, Global Regulatory Affairs from August 2008 to September 2011. Dr. Sproule received her B.Sc. with honors in Biochemistry and her Ph.D. in Chemistry from the University of Warwick, United Kingdom. She also held a postdoctoral research position at the Institute of Biotechnology, Cambridge University in the United Kingdom.

Jeffrey Wiezorek, M.D., 43, has served as our Vice President, Clinical Development since May 2014. Prior to joining us, Dr. Wiezorek held senior positions at Amgen Inc., a biopharmaceutical company, including Executive Medical Director, Global Development from October 2009 to April 2014 and Medical Director, Global Development from June 2006 to September 2009. Prior to joining Amgen, he performed postdoctoral research with David Baltimore at the California Institute of Technology. Dr. Wiezorek received a B.A. degree in Biophysics from the University of Pennsylvania and an M.D. from Columbia University. He completed his residency in Internal Medicine at Stanford Medical Center and his fellowship in Oncology at UCLA.

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SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of April 1, 2015, unless otherwise noted, by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
Greater than 5% stockholder
Arie Belldegrun, M.D., FACS(2)	6,383,444	13.6%
Capital Research Global Investors(3)	4,986,299	11.1%
333 South Hope Street
Los Angeles, CA 90071
David Bonderman(4)	2,408,084	5.4%
Alta Partners VIII, L.P.(5)	2,926,059	6.5%
One Embarcadero, Suite 3700
San Francisco, CA 94111
Directors and Named Executive Officers
Arie Belldegrun, M.D., FACS(2)	6,383,444	13.6%
David Bonderman(4)	2,408,084	5.4%
Farah Champsi(6)	2,976,059	6.6%
Roy Doumani(7)	251,589	*
Joshua A. Kazam(8)	417,500	*
Ran Nussbaum(9)	355,434	*
Steven B. Ruchefsky(10)	1,282,458	2.9%
Jonathan Peacock(11)	116,014	*
Cynthia M. Butitta (12)	228,760	*
David Chang (13)	6,000	*
All executive officers and directors as a group (15 persons)(14)	14,785,833	30.8%

*	Represents beneficial ownership of less than one percent.
(1)	This table is based upon information supplied by officers, directors and principal Stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 44,765,713 shares outstanding on April 1, 2015, adjusted as required by rules promulgated by the SEC.
(2)	Represents (1) 2,380,129 shares of common stock that Dr. Belldegrun has the right to acquire from us within 60 days of April 1, 2015 pursuant to the exercise of stock options, 1,436,959 of which would be initially unvested and subject to a right of repurchase by us as of May 31, 2015 that would lapse over the vesting schedule, (2) 1,638,324 shares of common stock beneficially owned by Bioeast, LLC, of which Dr. Belldegrun serves as president, (3) 1,775,472 shares of common stock beneficially owned by Arie Belldegrun and Rebecka Belldegrun as trustees of the Belldegrun Family Trust Dated February 18, 1994, (4) 430,190 shares of common stock beneficially owned by MDRB Partnership, L.P, of which Dr. Belldegrun serves as managing partner, and (5) 159,329 shares of common stock beneficially owned by The Arie Belldegrun MD, Inc., Profit Sharing Plan, of which Dr. Belldegrun serves as a plan administrator. On April 2, 2014, Dr. Belldegrun elected to early exercise all of his stock options for a total exercise price of approximately $2.7 million.

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(3)	Pursuant to a Schedule 13G/A filed February 11, 2015, Capital Research Global Investors is deemed to be the beneficial owner of 4,986,299 shares as of January 31, 2015 as a result of Capital Research and Management Company acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.
(4)	Represents (1) 50,000 shares of common stock that Mr. Bonderman has the right to acquire from us within 60 days of April 1, 2015 pursuant to the exercise of stock options, 27,778 of which would be initially unvested and subject to a right of repurchase by us as of May 31, 2015 that would lapse over the vesting schedule, and (2) 2,358,084 shares of common stock directly held by Bonderman Family Limited Partnership (“BFLP”), of which Mr. Bonderman is a limited partner. Wildcat Capital Management, LLC (“Wildcat”) has dispositive and voting power over the shares held by Mr. Bonderman and BFLP pursuant to the terms of an investment management agreement to which Wildcat, Mr. Bonderman and BFLP are parties.
(5)	Represents 2,926,059 shares of common stock beneficially owned by Alta Partners VIII, L.P. (“Alta”). The directors of Alta Partners Management VIII, LLC, which is the general partner of Alta, exercise sole dispositive and voting power over the shares owned by Alta. Farah Champsi, one of our directors, Daniel Janney, and Guy Nohra are directors of Alta Partners Management VIII, LLC. These individuals may be deemed to share dispositive and voting power over the shares held by Alta. Each of these individuals disclaims beneficial ownership of such shares except to the extent of his or her pecuniary interest therein.
(6)	Represents (1) 50,000 shares of common stock that Ms. Champsi has the right to acquire from us within 60 days of April 1, 2015 pursuant to the exercise of stock options, 27,778 of which would be initially unvested and subject to a right of repurchase by us as of May 31, 2015 that would lapse over the vesting schedule, and (2) 2,926,059 shares of common stock beneficially owned by Alta. The directors of Alta Partners Management VIII, LLC, which is the general partner of Alta, exercise sole dispositive and voting power over the shares owned by Alta. Farah Champsi, Daniel Janney, and Guy Nohra are directors of Alta Partners Management VIII, LLC. These individuals may be deemed to share dispositive and voting power over the shares held by Alta. Each of these individuals disclaims beneficial ownership of such shares except to the extent of his or her pecuniary interest therein.
(7)	Represents (1) 80,000 shares of common stock that Mr. Doumani has the right to acquire from us within 60 days of April 1, 2015 pursuant to the exercise of stock options, 27,778 of which would be initially unvested and subject to a right of repurchase by us as of May 31, 2015 that would lapse over the vesting schedule, (2) 31,987 shares of common stock held by Carol Doumani, Roy Doumani’s spouse, and (3) 139,602 shares of common stock held by Roy Doumani. Roy Doumani and Carol Doumani share beneficial ownership of these shares.
(8)	Represents (1) 50,000 shares of common stock that Mr. Kazam has the right to acquire from us within 60 days of April 1, 2015 pursuant to the exercise of stock options, 27,778 of which would be initially unvested and subject to a right of repurchase by us as of May 31, 2015 that would lapse over the vesting schedule, (2) 40,000 shares issuable upon the exercise of warrants held by Mr. Kazam, and (3) 327,500 shares of common stock held by Mr. Kazam.
(9)	Represents (1) 50,000 shares of common stock that Mr. Nussbaum has the right to acquire from us within 60 days of April 1, 2015 pursuant to the exercise of stock options, 27,778 of which would be initially unvested and subject to a right of repurchase by us as of May 31, 2015 that would lapse over the vesting schedule, (2) 149,116 shares of common stock beneficially owned by Pontifax (Cayman) II, L.P., (3) 112,714 shares of common stock beneficially owned by Pontifax (Israel) II, L.P., and (4) 43,604 shares of common stock beneficially owned by Pontifax (Israel) II—Individual Investors L.P. Pontifax Management II L.P. is the general partner of Pontifax (Cayman) II, L.P., Pontifax (Israel) II, L.P. and Pontifax (Israel) II—Individual Investors, L.P. Pontifax Management 2 G.P. (2007) Ltd. is the general partner of Pontifax Management II L.P. Mr. Nussbaum is a director of Pontifax Management 2 G.P. (2007) Ltd.
(10)	Represents (1) 250,000 shares of common stock that Mr. Ruchefsky has the right to acquire from us within 60 days of April 1, 2015 pursuant to the exercise of stock options, 127,778 of which would be initially unvested and subject to a right of repurchase by us as of May 31, 2015 that would lapse over the vesting schedule, (2) 86,038 shares of common stock held by Mr. Ruchefsky, and (3) 946,420 shares of common stock beneficially owned by Commercial Street Capital, of which Mr. Ruchefsky is president.

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(11)	Represents (1) 50,000 shares of common stock that Mr. Peacock has the right to acquire from us within 60 days of April 1, 2015 pursuant to the exercise of stock options, 30,556 of which would be initially unvested and subject to a right of repurchase by us as of May 31, 2015 that would lapse over the vesting schedule, and (2) 66,014 shares of common stock beneficially owned by Mr. Peacock.
(12)	Represents (1) 154,194 shares of common stock that Ms. Butitta has the right to acquire from us within 60 days of April 1, 2015 pursuant to the exercise of stock options, and (2) 74,566 shares of common stock beneficially owned by Ms. Butitta.
(13)	Consists of 6,000 shares of common stock beneficially owned by Dr. Chang.
(14)	Includes the shares and shares of common stock subject to options exercisable within 60 days of April 1, 2015, as referred to in footnotes (2), (4), and (6) through (13). Also represents (1) 351,562 shares of common stock that other executive officers have the right to acquire from us within 60 days of April 1, 2015 pursuant to the exercise of stock options, 81,250 of which would be initially unvested and subject to a right of repurchase by us as of May 31, 2015 that would lapse over the vesting schedule, and (2) 8,929 shares of common stock beneficially owned by other executive officers.

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SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company during the fiscal year ended December 31, 2014, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

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EXECUTIVE COMPENSATION

Our named executive officers (the “Named Executive Officers”) for the fiscal year ended December 31, 2014, which consist of our principal executive officer and the next two most highly compensated executive officers, are:

•	Arie Belldegrun, President and Chief Executive Officer;

•	Cynthia M. Butitta, Chief Operating Officer and Chief Financial Officer; and

•	David Chang, Chief Medical Officer and Executive Vice President, Research and Development.

SUMMARY COMPENSATION TABLE

The following table sets forth all of the compensation awarded to, earned by or paid to our Named Executive Officers during the fiscal years ended December 31, 2014 and, with respect to Dr. Belldegrun, December 31, 2013.

SUMMARY COMPENSATION TABLE FOR FISCAL 2014

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Arie Belldegrun, President and Chief Executive Officer(5)	2014 2013	387,225 160,417	— —	15,444,419 384,503	300,000 —	34,149 27,687	16,165,793 572,607

Cynthia M. Butitta, Chief Operating Officer and Chief Financial Officer(6)	2014	352,083	150,000	7,749,837	225,000	—	8,476,920

David Chang, Chief Medical Officer and Executive Vice President, Research and Development(7)	2014	218,750	—	6,182,900	87,123	200	6,488,973

(1)	Amounts shown represents a $100,000 relocation bonus and a $50,000 bonus upon the completion of our initial public offering for Ms. Butitta.
(2)	In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during 2013 and 2014, as applicable, computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (ASC 718). Assumptions used in the calculation of these amounts are included in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 26, 2015. These amounts do not reflect the actual economic value that will be realized by the Named Executive Officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.
(3)	Amounts shown represent annual performance-based bonuses earned for 2014. For more information, see “—Annual Bonus Opportunity” below.
(4)	Amounts in this column reflect the following for 2013: For Dr. Belldegrun, $27,687 for reimbursement of costs related to administrative support. Amounts in this column reflect the following for 2014: For Dr. Belldegrun, $34,149 for reimbursement of costs related to administrative support, and for Dr. Chang, $200 as a medical waiver allowance.

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(5)	Dr. Belldegrun has served as our President and Chief Executive Officer since March 25, 2014, and he has served as Chairman of the Board since June 2009, and also provided consulting services as acting Chief Executive Officer between December 2013 and March 2014. Amounts shown in the “Salary” column for 2013 represent $143,750 in director fees for January through mid-December 2013 (based on an annual director fee of $150,000) and $16,667 in consulting fees for service in December 2013 as acting Chief Executive Officer, and all such amounts were paid to Dr. Belldegrun’s consulting firm Bioeast, LLC. Amounts shown in the “Salary” column for 2014 represent $88,686 in consulting fees for services as acting Chief Executive Officer from January 1, 2014 to March 25, 2014, and $289,539 as salary for the remainder of 2014.
(6)	Ms. Butitta has served as our Chief Financial Officer since January 2014 and as our Chief Financial Officer and Chief Operating Officer since March 2014.
(7)	Dr. Chang has served as our Chief Medical Officer and Executive Vice President, Research and Development since June 2014.

Annual Base Salary

The compensation of our Named Executive Officers is generally determined and approved by the Board, based on the recommendation of the Compensation Committee of the Board. The 2014 base salaries for our Named Executive Officers that were employees in 2014 were as follows:

NAME	2014 BASE SALARY ($)
Arie Belldegrun	400,000
Cynthia M. Butitta(1)	375,000
David Chang	375,000

(1)	Ms. Butitta’s base salary was increased from $325,000 to $375,000 in connection with our initial public offering.

In recognition of Dr. Belldegrun’s achievements during 2014 and as a retention measure, upon recommendation from our Compensation Committee, the Board approved an increase his annual base salary for 2015 from $400,000 to $500,000.

Annual Bonus Opportunity

Our Named Executive Officers are eligible to receive performance-based cash bonuses, which are designed to provide appropriate incentives to our executives to achieve defined annual corporate goals and to reward our executives for individual achievement towards these goals. The annual performance-based bonus each current Named Executive Officer is eligible to receive is generally based on the extent to which we achieve the corporate goals that the Board establishes each year. At the end of the year, the Board reviews our performance against each corporate goal and approves the extent to which we achieved each of our corporate goals. Our board of directors will generally consider each named executive officer’s individual contributions towards reaching our annual corporate goals but does not typically establish specific individual goals for our named executive officers.

For 2014, there was no minimum bonus percentage or amount established for the Named Executive Officers and each of Dr. Belldegrun, Ms. Butitta and Dr. Chang were eligible to receive a target bonus of up to 50%, 40% and 40% of their base salary, respectively, each pursuant to the terms of their employment letter agreements described below under “—Agreements with our Named Executive Officers.” The corporate goals for 2014 were related to the completion of our initial public offering, the submission of a company-sponsored investigational new drug application to the U.S. Food and Drug Administration, establishing an in-house research facility, hiring goals and establishing a top-tier investor base.

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In December 2014, our Compensation Committee reviewed our 2014 corporate goals and determined that on an overall basis, we had substantially achieved all of our goals. In recognition of our achievement of substantially all of our 2014 corporate goals and each of the executive’s efforts towards our successful achievement of such goals, the Board awarded Dr. Belldegrun, Ms. Butitta and Dr. Chang 100% of their target bonus opportunity for 2014 (prorated for Dr. Chang for partial year of employment).

In addition, upon the successful completion of our initial public offering, we paid Ms. Butitta a cash bonus equal to $50,000 and granted options to purchase an additional 149,511 shares of common stock.

In recognition of extraordinary performance, upon the Compensation Committee’s recommendation, the Board granted the payment of an additional $100,000 performance bonus to Dr. Belldegrun and an additional $75,000 performance bonus to Ms. Butitta. In addition, the Board granted options to Dr. Belldegrun to purchase 139,200 shares of common stock and to each of Ms. Butitta and Dr. Chang to purchase 75,000 shares of common stock.

NARRATIVE TO SUMMARY COMPENSATION TABLE

Agreements with Our Named Executive Officers

Below are descriptions of our employment agreements with our Named Executive Officers. For a discussion of the severance pay and other benefits to be provided in connection with a termination of employment and/or a change in control under the arrangements with our Named Executive Officers, please see “—Potential Payments upon Termination or Change in Control” below.

Dr. Belldegrun. Prior to December 2013, Dr. Belldegrun was entitled to receive a board service fee equal to $150,000 per year (payable on a quarterly basis) and was also entitled to reimbursement of 50% of the salary paid by his consulting firm to his administrative assistant. We also granted options to purchase 800,000 shares of common stock in the aggregate to Dr. Belldegrun in October 2013 in connection with his board service. In December 2013, we agreed to pay Dr. Belldegrun a consulting fee of $16,667 per month for his service as interim Chief Executive Officer. We entered into an employment agreement with Dr. Belldegrun in March 2014 that governs the current terms of his employment with us as our President and Chief Executive Officer. Pursuant to the agreement, Dr. Belldegrun is entitled to an annual base salary of $400,000, which the Board increased to $500,000 for 2015, and is eligible to receive an annual target performance bonus of up to 50% of his base salary, as determined by the Board, and was granted initial new hire options to purchase 1,580,129 shares of common stock in the aggregate.

Ms. Butitta. On January 28, 2014, we entered into an employment agreement with Ms. Butitta. Pursuant to the terms of the agreement, Ms. Butitta is entitled to an annual base salary of $325,000 and is eligible for an annual target bonus equal to 40% of base salary. We paid Ms. Butitta $100,000 in connection with her relocation to Los Angeles. Ms. Butitta was granted initial new hire options to purchase 507,960 shares of common stock in the aggregate.

Dr. Chang. On May 22, 2014, we entered into an employment agreement with Dr. Chang. Pursuant to the terms of the agreement, Dr. Chang is entitled to an annual base salary of $375,000 and is eligible for an annual target bonus equal to 40% of his base salary. Dr. Chang was granted initial new hire options to purchase 300,000 shares of common stock in the aggregate. Under the terms of the agreement, Dr. Chang was also granted performance options to purchase 50,000 shares of common stock in the aggregate, which vest and become exercisable upon the dosing of the first patient in the first Kite sponsored multi-center Phase 2 clinical trial of our anti-CD19 CAR product candidate.

28.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows for the fiscal year ended December 31, 2014, certain information regarding outstanding equity awards at fiscal year-end for the Named Executive Officers. All of the option awards were granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant, as determined in good faith by the Board. Unless otherwise noted, all options granted provide for the following vesting schedule: 25% of the shares subject to the option vest on the 12-month anniversary of the vesting commencement date, and 1/36th of the remaining shares subject to the options vest in equal monthly installments over the next three years. All of the option awards were granted under our 2014 Equity Incentive Plan, as amended (the “EIP”).

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2014

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that have not Vested (#)		Market Value of Shares of Stock that have not Vested ($)
Arie Belldegrun	12/24/2014	—	139,200		51.96	12/24/2024	2,180,129	(1)	125,728,039

Cynthia M. Butitta	3/25/2014 6/20/2014 12/24/2014	108,839 — —	326,555 149,511 75,000		1.35 17.00 51.96	3/25/2024 6/20/2024 12/24/2024

David Chang	6/6/2014 12/24/2014	— —	350,000 75,000	(2)	6.89 51.96	6/6/2024 12/24/2024

(1)	On April 2, 2014, Dr. Belldegrun elected to early exercise all of his stock options, including 600,000 of the unvested options granted on October 8, 2013 and 1,580,129 of unvested options granted on March 25, 2014, which are subject to a right of repurchase by us that would lapse over the vesting schedule.
(2)	The option to purchase 50,000 of these shares vest and become exercisable upon the dosing of the first patient in the first Kite sponsored multi-center Phase 2 clinical trial of our anti-CD19 CAR product candidate.

Health, Welfare and Retirement Benefits

All of our current Named Executive Officers are eligible to participate in our employee benefit plans, including our medical, dental and vision insurance plans, in each case on the same basis as all of our other employees.

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DIRECTOR COMPENSATION

The following table shows for the fiscal year ended December 31, 2014 certain information with respect to the compensation of all non-employee directors of the Company:

DIRECTOR COMPENSATION FOR FISCAL 2014

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
David Bonderman	26,648	330,495	—	357,143
Farah Champsi	27,714	330,495	—	358,209
Roy Doumani	30,379	629,814	—	660,193
Joshua Kazam	18,654	330,495	—	349,149
Ran Nussbaum	24,250	330,495	—	354,745
Steven B. Ruchefsky	31,978	330,495	—	362,473
Jonathan M. Peacock	36,140	330,495	—	366,635

(1)	The amounts reported do not reflect the amounts actually received by our non-employee directors. Instead, these amounts reflect the aggregate grant date fair value of each stock option granted to our non-employee directors during the fiscal year ended December 31, 2014, as computed in accordance with FASB ASC 718. Assumptions used in the calculation of these amounts are included in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 26, 2015. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our non-employee directors who have received options will only realize compensation with regard to these options to the extent the trading price of our common stock is greater than the exercise price of such options.

Director Compensation

The Board adopted a compensation policy in January 2014 that became effective upon the execution and delivery of the underwriting agreement related to our initial public offering and is applicable to all of our non-employee directors. This compensation policy provided that each such non-employee director will receive the following compensation for service on the Board:

•	an annual cash retainer of $35,000;

•	an additional annual cash retainer of $15,000, $10,000 and $7,000 for service as a member of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee, respectively (in lieu of the committee member retainer above);

•	an additional annual cash retainer of $7,500, $5,000 and $3,500 for service as chairman of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee, respectively;

•	an initial option grant to purchase a number of shares of our common stock equal to 0.06% of the then outstanding shares of our common stock on a fully diluted basis on the date of each such non-employee director’s appointment to the Board; and

•	an annual option grant to purchase a number of shares of our common stock equal to 0.03% of the then outstanding shares of our common stock on a fully diluted basis on the date of each of our annual stockholder meetings.

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This policy was amended by the Board in January 2015 to change the equity grant portion of the policy. Each individual who is appointed to serve as a member of the Board will be granted an option to purchase a number of shares of our common stock equal to 20,000 shares, vesting in 36 equal monthly installments. During each year that an individual serves as a member of the Board, such director will be granted an option to purchase shares of our common stock equal to 10,000 shares, vesting in 12 equal monthly installments.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Regardless of the manner in which a named executive officer’s service terminates, the Named Executive Officer is entitled to receive amounts earned during his or her term of service, including salary and unused vacation pay. In addition, each of our Named Executive Officers is eligible to receive certain benefits pursuant to his or her employment agreements with us described above under “—Agreements with our Named Executive Officers.”

Dr. Belldegrun. If Dr. Belldegrun’s employment is terminated by us other than for “cause” or he resigns for “good reason” (each as defined in his employment agreement), he would be entitled to receive severance payments equal to continued payment of his base salary for 12 months, payment (or reimbursement) of his health insurance premiums for up to 12 months, and 100% accelerated vesting of any then-unvested options granted under his employment agreement or of any shares that are subject to repurchase by us that were received upon early exercise of his options. In addition, upon the occurrence of a change in control (as defined in the EIP), 100% of all then-unvested options or of any shares that are subject to repurchase by us that were received upon early exercise of his options, as granted under his employment agreement, will become vested. However, with respect to the option to purchase 139,200 shares of common stock granted on December 24, 2014, if Dr. Belldegrun’s employment is terminated without cause at any time beginning on the date that is 90 calendar days prior to the effective date of a change of control (as defined in the EIP) and ending on the date that is twelve months following the change of control, then such options shall immediately vest in full and remain exercisable, if applicable, for a period of 90 calendar days following the date of such termination.

Ms. Butitta. If Ms. Butitta’s employment is terminated by us other than for “cause” or she resigns for “good reason” (each as defined in her employment agreement), she would be entitled to receive severance payments equal to continued payment of her base salary for 270 days, and payment (or reimbursement) of her health insurance premiums for up to 270 days. In addition, if (i) Ms. Butitta’s employment is terminated at any time beginning on the date that is 90 calendar days prior to the effective date of a change of control (as defined in the EIP); or (ii) upon a change of control, the successor corporation (or a parent or subsidiary of the successor corporation) (1) does not offer employment on terms comparable to Ms. Butitta’s then existing terms of employment with us and in connection therewith, Ms. Butitta terminates her employment for good reason; or (2) Ms. Butitta’s employment is terminated by such successor corporation without cause or by Ms. Butitta for good reason, within one year following such change of control, then all unvested equity awards shall immediately vest in full and remain exercisable, if applicable, for a period of 90 calendar days following the date of such termination.

Dr. Chang. If Dr. Chang’s employment is terminated by us other than for “cause” or he resigns for “good reason” (each as defined in his employment agreement), he would be entitled to receive severance payments equal to continued payment of his base salary for 180 days, and payment (or reimbursement) of his health insurance premiums for up to 180 days. In addition, if (i) Dr. Chang’s employment is terminated at any time beginning on the date that is 90 calendar days prior to the effective date of a change of control (as defined in the EIP); or (ii) upon a change of control, the successor corporation (or a parent or subsidiary of the successor corporation) (1) does not offer employment on terms comparable to Dr. Chang’s then existing terms of employment with us and in connection therewith, Dr. Chang terminates his employment for good reason; or (2) Dr. Chang’s employment is terminated by such successor corporation without cause or by Dr. Chang for good reason, within one year following such change of control, then all unvested equity awards shall immediately vest in full and remain exercisable, if applicable, for a period of 90 calendar days following the date of such termination.

31.

TRANSACTIONS WITH RELATED PERSONS

POLICY AND PROCEDURES FOR TRANSACTIONS WITH RELATED PERSONS

The Company has adopted a written related-person transactions policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of the Company’s policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of the Company’s common stock, including any of their immediate family members and affiliates, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our Audit Committee (or, where review by our Audit Committee would be inappropriate, to another independent body of the Board) for review. The presentation must include a description of, among other things, all of the parties, the direct and indirect interests of the related persons, the purpose of the transaction, the material facts, the benefits of the transaction to us and whether any alternative transactions are available, an assessment of whether the terms are comparable to the terms available from unrelated third parties and management’s recommendation. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, our Audit Committee or another independent body of the Board takes into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.

CERTAIN RELATED-PERSON TRANSACTIONS

The following includes a summary of transactions since January 1, 2014 to which we have been a party, in which the amount involved in the transaction exceeded the lesser of $120,000 or one percent of the average of the Company’s total assets at year end for the last two completed fiscal years.

Convertible Note Financing

In April 2014, we entered into a convertible promissory note purchase agreement with certain investors, pursuant to which we issued $50.0 million aggregate principal amount of convertible promissory notes (the “2014 Notes”). The 2014 Notes accrued interest at a rate of 6.0% per annum. In connection with the completion of our initial public offering, the 2014 Notes, including accrued interest thereon, automatically converted into a number of shares of common stock at a per share conversion price equal to 90% of the initial public offering price.

32.

The participants in these loan arrangements included the following member of the Board and holder of more than 5% of our capital stock:

PARTICIPANTS	AGGREGATE PRINCIPAL AMOUNT OF THE 2014 NOTES
Greater than 5% stockholder
Alta Partners VIII, L.P.	$11,500,000
Director
Jonathan M. Peacock	$1,000,000

Consulting Agreement with Two River Consulting, LLC

In June 2009, we entered into a consulting agreement with Two River Consulting, LLC (“Two River”) for various clinical development, operational, managerial, accounting and financial, and administrative services. Our President, Chief Executive Officer and Chairman, Dr. Belldegrun, and one of our directors, Mr. Kazam, are the managing members of Two River. In exchange for the services agreed upon under the consulting agreement, we paid Two River $330,000 for the year ended December 31, 2014 and $75,000 for the three months ended March 31, 2015.

Investor Agreements

In connection with our preferred stock financings, we entered into an investors’ rights agreement containing voting rights, information rights, rights of first refusal and co-sale and registration rights, among other things, with certain holders of our preferred stock and certain holders of our common stock, including all of the holders of more than 5% of our capital stock or entities affiliated with them. In April 2014, this agreement was amended to provide for similar rights to the purchasers of the $50.0 million aggregate principal amount of convertible promissory notes we issued. These rights terminated upon the closing of our initial public offering, except for the registration rights.

Indemnification Agreements

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at our request.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe that these provisions in our amended and restated certificate of incorporation and amended bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

33.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Kite stockholders will be “householding” the Company’s proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or Kite. Direct your written request to Kite Pharma, Inc., 2225 Colorado Avenue, Santa Monica, California 90404, Attn: David Tanen, Secretary or contact Mr. Tanen at (310) 742-2870. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

34.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

David Tanen

Secretary

April 27, 2015

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 is available without charge upon written request to: Kite Pharma, Inc., 2225 Colorado Avenue, Santa Monica, California, 90404, Attn: Secretary.

35.

ANNUAL MEETING OF STOCKHOLDERS OF

KITE PHARMA, INC.

June 8, 2015

GO GREEN

x 20330000000000000000 9 060815

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See Instructions below)

NOMINEES:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date ______ Signature of Stockholder ______ Date ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF
KITE PHARMA, INC.
June 8, 2015
GO GREEN
e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders
to Be Held on Monday, June 8, 2015 at 8:00 a.m. local time
at the offices of Two River consulting, LLC, located at 689 Fifth Avenue, 12th Floor, New York, New York 10022.
The proxy statement and annual report to stockholders
are available at www.kitepharma.com.
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
Please detach along perforated line and mail in the envelope provided.
box 20330000000000000000 9 060815
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1. To elect the Board’s nominees, Dr. Arie Belldegrun, Mr. David Bonderman and Mr. Jonathan M. Peacock, to the Board of Directors to hold office until the 2018 Annual Meeting of Stockholders.
NOMINEES:
FOR ALL NOMINEES
WITHHOLD AUTHORITY FOR ALL NOMINEES
FOR ALL EXCEPT (See Instructions below) Dr. Arie Belldegrun
Mr. David Bonderman
Mr. Jonathan M. Peacock
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:
2. To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2015. FOR AGAINST ABSTAIN
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in proposal 1 and FOR proposal 2.
Date Signature of Stockholder Date

KITE PHARMA, INC.
2225 Colorado Avenue
Santa Monica, California 90404
Proxy for Annual Meeting of Stockholders on June 8, 2015
Solicited on Behalf of the Board of Directors
The undersigned hereby appoints Arie Belldegrun, M.D., and Cynthia M. Butitta, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Kite Pharma, Inc., to be held on Monday, June 8, 2015 at 8:00 a.m. local time at the offices of Two River Consulting, LLC, located at 689 Fifth Avenue, 12th Floor, New York, New York 10022, and at any adjournments or postponements thereof, as follows:
(Continued and to be signed on the reverse side.)
1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

KITE PHARMA, INC.

June 8, 2015

PROXY VOTING INSTRUCTIONS

Vote online/phone until 11:59 PM EST the day before the meeting.

IN PERSON - You may vote your shares in person by attending the Annual Meeting of Stockholders.

COMPANY NUMBER	
ACCOUNT NUMBER	

x 20330000000000000000 9 060815

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date ______ Signature of Stockholder ______ Date ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF
KITE PHARMA, INC.
June 8, 2015
PROXY VOTING INSTRUCTIONS
INTERNET—Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.
TELEPHONE—Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
COMPANY NUMBER
ACCOUNT NUMBER
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on Monday, June 8, 2015 at 8:00 a.m. local time at the offices of Two River Consulting, LLC, located at 689 Fifth Avenue, 12th Floor, New York, New York 10022. The proxy statement and annual report to stockholders are available at www.kitepharma.com
Please detach along perforated line and mail in the envelope provided.
box 20330000000000000000 9 060815
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1. To elect the Board’s nominees, Dr. Arie Belldegrun, Mr. David Bonderman and Mr. Jonathan M. Peacock, to the Board of Directors to hold office until the 2018 Annual Meeting of Stockholders.
NOMINEES:
FOR ALL NOMINEES
WITHHOLD AUTHORITY FOR ALL NOMINEES
Dr. Arie Belldegrun
Mr. David Bonderman
Mr. Jonathan M. Peacock
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:
2. To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2015. FOR AGAINST ABSTAIN
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in proposal 1 and FOR proposal 2.
Date Signature of Stockholder Date